Exhibit 12.1

 CONSENT OF INDEPENDENT PETROLEUM ENGINEER AND GEOLOGIST

I hereby consent to (1) the inclusion in or incorporation by reference into the Form 10-K (including any amendments, supplements or exhibits thereto any prospectus that is a part thereof, and any financial statements) of Three Forks Inc. (the “Annual Report”) of (a) my report dated June 6, 2016, with respect to estimates of proved reserves and future net revenues to the holdings of Three Forks Inc., as of December 31, 2014; and (b) all reference to my firm or such reports included in or incorporated by reference into the Annual Report.

GEOLOGISTICS LLC.

By:	/s/ Anthony B. Gale
Anthony B. Gale
President and Owner

Elizabeth CO

August 18, 2016

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